Ramaco Resources, Inc. Reports First Quarter 2020 Financial Results

Company Release – May 12, 2020

•	Net income was $2.0 million and adjusted EBITDA was $8.4 million in the first quarter of 2020.
•	First quarter revenue was $41.9 million and revenue per ton on Company produced coal was $93 per ton, which was in excess of 15% of the Platts Index at our quality levels as of this release.
•

First quarter cost of sales was $30.9 million and cash costs per ton sold at Elk Creek came in at $61 per ton, which was well below our prior guidance of $63-$67 per ton, and fourth quarter 2019 results of $66 per ton.

•

Ramaco has meaningfully strengthened its liquidity position by undertaking a series of proactive cost reduction initiatives. In addition, the Company selectively borrowed $13.2 million in additional low coupon promissory notes in April, after having amended and extended its revolving credit facility in February, all while still maintaining industry-leading net debt and liability metrics.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco Resources” or the “Company”) today reported quarterly net income of $2.0 million, or $0.05 per diluted share for the three months ended March 31, 2020, as compared to $6.9 million or $0.17 per diluted share for the three months ended March 31, 2019. The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation expenses (“Adjusted EBITDA”) was $8.4 million for the three months ended March 31, 2020, as compared with $13.7 million for the three months ended March 31, 2019. For reference, the average sales price of coal that Ramaco has contracted for thus far in 2020 is close to $93.50 per ton, roughly 17% less as compared to the $113 per ton average fixed price contract in 2019.

Key operational and financial metrics are presented below:

Key Metrics
	1Q20	4Q19	Change	1Q19	Change
Sales of Company Produced Tons ('000)	416	420	-1%	443	-6%
Revenue ($mm)	$41.9	$45.6	-8%	$57.5	-27%
Cost of Sales ($mm)	$30.9	$33.3	-7%	$41.0	-25%
Pricing of Company Produced ($/Ton)	$93	$104	-11%	$103	-10%
Cash Cost of Sales - Company Produced ($/Ton)	$67	$74	-9%	$68	-1%
Cash Margins on Company Produced ($/Ton)	$26	$30	-13%	$35	-26%
Net Income ($mm)	$2.0	$1.9	4%	$6.9	-71%
Adjusted EBITDA ($mm)	$8.4	$9.0	-6%	$13.7	-38%
Capex ($mm)	$8.9	$11.7	-24%	$8.2	9%
Diluted Earnings per Share	$0.05	$0.05	0%	$0.17	-71%

First Quarter 2020 Summary

Year over Year Quarterly Comparison

Overall sales of Company produced tons in the first quarter of 2020 was 416,000 tons, down from 443,000 tons in the first quarter of 2019. Cash margins on Company produced coal were $26 per ton in the first quarter of 2020, down 26% from the same period of 2019, because of lower realized pricing, on the back of large declines on the various metallurgical coal indices.

Sequential Quarter Comparison

Overall sales volumes of Company produced tons in the first quarter of 2020 was down 1% from the fourth quarter of 2019.  Our cash margin on Company produced coal declined 13% in the sequential period.  This decline was caused primarily by lower realized pricing.  Cash costs per ton sold on Company produced coal were $67 in the first quarter of 2020 compared to $74 in the fourth quarter of 2019. The $67 per ton figure includes costs of our Berwind development mine. At Elk Creek, cash costs per ton sold were $61 on a standalone basis in the first quarter of 2020, which compared to $66 in the fourth quarter of 2019.

Additional Financial Results

At March 31, 2020, the Company had $15.3 million of cash on hand and $13.5 million of availability under its revolving credit facility. In April, we borrowed an additional $13.2 million under two promissory notes and expect to use the funds to further improve our liquidity, to retain employees, maintain payroll and make lease and utility payments.

In the first quarter of 2020, the Company recorded income tax expense of $110 thousand, for an effective tax rate of approximately 5%. Actual cash taxes paid in 2020 are expected to be less than $10 thousand. Ramaco expects to continue to pay minimal taxes for the foreseeable future.

Capital expenditures totaled $8.9 million for the three months ended March 31, 2020, including $6.7 million of growth capex primarily for the development of the Berwind mining complex.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended
	March 31,	December 31,	March 31,
In thousands, except per ton amounts	2020	2019	2019

Sales Volume
Company	416	420	443
Purchased	—	—	35
Total	416	420	478

Company Production
Elk Creek Mining Complex	452	400	440
Berwind Development Deep Mine	66	47	33
Total	518	447	473

Company Financial Metrics (a)
Average revenue per ton	$93	$104	$103
Average cash costs of coal sold	67	74	68
Average cash margin per ton	$26	$30	$35

Elk Creek Financial Metrics (a)
Average revenue per ton	$92	$102	$102
Average cash costs of coal sold	61	66	63
Average cash margin per ton	$31	$36	$39

Purchased Coal Financial Metrics (a)
Average revenue per ton	$—	$—	$127
Average cash costs of coal sold	—	—	108
Average cash margin per ton	$—	$—	$19

Capital Expenditures
Maintenance	$2,154	$4,480	$6,754
Growth	6,746	7,199	1,445
Total	$8,900	$11,679	$8,199

(a)	Excludes transportation.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Executive Chairman remarked, “When we look back at the first quarter, we began a period of both extraordinary market and societal upheaval, which we are continuing to live through. I believe we have been able to position the Company both defensively to ride out the storm, yet opportunistically to capitalize on increasing future production when we see the market clarify itself. We are proud of the resilience that the Ramaco team has shown in this uncharted environment.”

“While Ramaco has one of the most compelling growth stories in the metallurgical coal space, we decided our two most immediate goals are keeping our workforce safe, and protecting our liquidity. We hit the pause button on all discretionary spending, until there is more market clarity and also took additional measures to increase our near-term liquidity. Because we are dealing with uncertainty on every front, we also have additional plans in place which could add even more liquidity if we needed it, largely through additional cuts. We are also planning for the near-term to keep capex to be maintained at roughly $6/ton maintenance levels. With that said, we continue to position ourselves for growth once there is positive market clarity. In addition to our Berwind slope project, we have now added two other new near-term development projects. Within six months of greenlighting, these three projects could add over 1.2 million tons of annual low-vol and mid-vol production at full capacity, which would normalize at about 900,000 additional tons per year over time. These three combined mines would require an estimated capital expenditure level of roughly $11 million to complete and would produce at an average cash mining cost in the low $60 per ton range.”

Atkins continued, “I would also note that our operating team did another excellent job controlling mining costs, with Elk Creek first quarter cash costs of $61 among the lowest in Central Appalachia. Unfortunately, given the deteriorating market for metallurgical coal throughout the first quarter, inventory increased by over $8 million since year-end 2019. We have now seen a reversal of that inventory trend, given the hard, but necessary short-term furloughs taken at Elk Creek on April 1. Of positive note, however, we have now been able to recall that entire workforce, in large part due to our new additional liquidity. With that said, for perhaps the next two quarters our operational and financial challenge will be to navigate through these unprecedented times and treacherous markets.”

Michael Bauersachs,  Ramaco Resources’ President and CEO commented, “Echoing Randy’s comments, given current market uncertainty, Ramaco is suspending production guidance other than continuing to provide current sales commitments. To that end, I would remind everyone that we made a strategic decision in the second half of 2019 to lock in domestic sales for the majority of our planned 2020 volumes at levels above current spot prices. It was clear last fall that the market was trending into a decline. We believe that we made the right decision to reduce our exposure to index-based seaborne pricing for 2020.”

Bauersachs continued, “In the medium- to long-term, we remain confident that the global supply/demand balance of high quality metallurgical coal will remain tight. This is especially true in light of the lack of capital available to the space, as well as the likelihood that some high cost producers with too much debt will not survive the current downturn. To that end, I am extremely excited with the appointment of Jason T. Fannin as Senior Vice President and Chief Marketing Officer.  Mr. Fannin brings to Ramaco more than two decades of coal sales and marketing experience, and is regarded as one of the top marketing executives in the industry. He will join Kevin Karazsia to provide what we believe will be one of the strongest sales teams in the industry.”

Committed 2020 Sales Volume (a)

(In thousands, except per ton amounts)

	Volume	Average Price
Domestic, fixed priced	1.1	$95
Export, fixed priced	0.5	$90
Total, fixed priced	1.5	$93
Indexed priced	-
Total committed tons	1.5	$93

(a)	Amounts include no purchased coal and no thermal coal by-product. Totals may not add due to rounding..

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Wednesday, May 13, 2020. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/ywcyhuhv.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or further decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Consolidated Statements of Operations

	Three months ended March 31,
In thousands, except per share amounts	2020	2019

Revenue	$41,935	$57,460

Costs and expenses
Cost of sales (exclusive of items shown separately below)	30,934	41,006
Asset retirement obligation accretion	141	128
Depreciation and amortization	5,002	4,116
Selling, general and administrative	4,717	3,960
Total costs and expenses	40,794	49,210
Operating income	1,141	8,250
Other income	1,210	298
Interest expense, net	(279)	(307)
Income before tax	2,072	8,241
Income tax expense	110	1,358
Net income	$1,962	$6,883

Earnings per common share
Basic earnings per share	$0.05	$0.17
Diluted earnings per share	$0.05	$0.17

Basic weighted average shares outstanding	41,760	40,604
Diluted weighted average shares outstanding	41,760	40,652

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except share amounts	March 31, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$15,319	$5,532
Accounts receivable	14,420	19,256
Inventories	23,458	15,261
Prepaid expenses and other	4,943	4,274
Total current assets	58,140	44,323

Property, plant and equipment, net	181,896	178,202
Advanced coal royalties	3,640	3,271
Other assets	983	1,017
Total Assets	$244,659	$226,813

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$13,099	$10,663
Accrued expenses	11,484	11,740
Asset retirement obligations	361	19
Current portion of long-term debt	3,333	3,333
Other	375	656
Total current liabilities	28,652	26,411

Asset retirement obligations	14,394	14,586
Long-term debt, net	22,295	9,614
Deferred tax liability	5,375	5,265
Other long-term liabilities	975	854
Total liabilities	71,691	56,730

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	427	410
Additional paid-in capital	155,863	154,957
Retained earnings	16,678	14,716
Total stockholders' equity	172,968	170,083
Total Liabilities and Stockholders' Equity	$244,659	$226,813

Ramaco Resources, Inc.

Statement of Cash Flows

	Three months ended March 31,
In thousands	2020	2019

Cash flows from operating activities
Net income	$1,962	$6,883
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	141	128
Depreciation and amortization	5,002	4,116
Amortization of debt issuance costs	14	14
Stock-based compensation	923	894
Deferred income taxes	110	1,341
Changes in operating assets and liabilities:
Accounts receivable	4,836	(16,556)
Prepaid expenses and other current assets	(554)	1,010
Inventories	(8,197)	(842)
Other assets and liabilities	(214)	63
Accounts payable	2,649	(4,159)
Accrued expenses	(256)	1,031
Net cash from operating activities	6,416	(6,077)

Cash flow from investing activities:
Purchases of property, plant and equipment	(8,900)	(8,199)

Cash flows from financing activities
Proceeds from borrowings	22,200	26,500
Repayment of borrowings	(9,533)	(17,251)
Repayments of financed insurance payable	(281)	(171)
Net cash from financing activities	12,386	9,078

Net change in cash and cash equivalents and restricted cash	9,902	(5,198)
Cash and cash equivalents and restricted cash, beginning of period	6,865	7,380
Cash and cash equivalents and restricted cash, end of period	$16,767	$2,182

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended March 31,
(In thousands)	2020	2019

Reconciliation of Net Income to Adjusted EBITDA
Net income	$1,962	$6,883
Depreciation and amortization	5,002	4,116
Interest expense, net	279	307
Income taxes	110	1,358
EBITDA	7,353	12,664
Stock-based compensation	923	894
Accretion of asset retirement obligation	141	128
Adjusted EBITDA	$8,417	$13,686

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold.  We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition.  Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenue and cost of sales under U.S. GAAP.  The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended March 31, 2020			Three months ended March 31, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$41,935	$—	$41,935	$52,700	$4,760	$57,460
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(3,186)	—	(3,186)	(7,020)	(330)	(7,350)
Non-GAAP revenue (FOB mine)	$38,749	$—	$38,749	$45,680	$4,430	$50,110
Tons sold	416	—	416	443	35	478
Revenue per ton sold (FOB mine)	$93	$—	$93	$103	$127	$105

	Three months ended December 31, 2019
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$45,612	$—	$45,612
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(2,155)	—	(2,155)
Non-GAAP revenue (FOB mine)	$43,457	$—	$43,457
Tons sold	420	—	420
Revenue per ton sold (FOB mine)	$104	$—	$104

Non-GAAP cash cost per ton

	Three months ended March 31, 2020			Three months ended March 31, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$30,934	$—	$30,934	$36,911	$4,095	$41,006
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(3,186)	—	(3,186)	(6,952)	(330)	(7,282)
Non-GAAP cash cost of sales	$27,748	$—	$27,748	$29,959	$3,765	$33,724
Tons sold	416	—	416	443	35	478
Cash cost per ton sold	$67	$—	$67	$68	$108	$71

	Three months ended December 31, 2019
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$33,262	$—	$33,262
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(2,155)	—	(2,155)
Non-GAAP cash cost of sales	$31,107	$—	$31,107
Tons sold	420	—	420
Cash cost per ton sold	$74	$—	$74

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